Exhibit 99.01

Versant Contact:

Jerry Wong

Chief Financial Officer

Versant Corporation

1-800-VERSANT

650-232-2400

Versant Announces Quarterly Net Income of $1.9 Million

Quarterly revenues grow 40% over last year

Redwood City, California, August 28, 2007 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today announced its financial results for the third fiscal quarter ended July 31, 2007.

For the quarter, Versant reported revenues of $5.2 million from its continuing operations, compared to $3.8 million for the comparable period last year, representing an increase of approximately 40%. License revenues increased 51% from $1.9 million in the third quarter of 2006 to $2.9 million in the third quarter of 2007.  Maintenance revenues increased 29% from $1.7 million in the third quarter of 2006 to $2.2 million in the third quarter of 2007.

Net income for the quarter was $1.9 million and diluted net income per share was $0.52, compared to net income of $1.0 million and diluted net income per share of $0.28 for the comparable period last year.

Versant also reported an increase in cash and cash equivalents of approximately $0.5 million during the quarter, resulting in a cash and cash equivalents balance of approximately $14.5 million as of July 31, 2007.   The increase in cash and cash equivalents was less than net income primarily due to an increase in accounts receivable, as much of the quarter’s sales occurred in the last half of the quarter.

One customer accounted for approximately 20% of the total revenues (and approximately 35% of license revenues) in the third quarter of 2007.

“This quarter was stronger than anticipated. The increase in license revenues was primarily a result of an unanticipated one-time deployment license order from one of our independent software vendors (ISVs) in the telecommunications sector.  Maintenance revenues also increased partially as a result of several new maintenance agreements closed during the quarter,” said Jochen Witte, Versant’s CEO.

Based on the first three quarters’ performance in fiscal 2007, Versant is raising its guidance for fiscal 2007. The Company expects total revenue for full year fiscal 2007 to be in the range of $19.6 million to $20.1 million.  For fiscal 2007, the Company estimates net income to be in the range of $6.7 million to $7.0 million, resulting in estimated diluted net income per share between approximately $1.79 and $1.87 for fiscal 2007.

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software. Using Versant’s solutions, customers can reduce hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Sagem, the US Government, and Financial Times.  For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statements in this press release regarding our expected revenue growth and anticipated range of net income and diluted net income per share for fiscal year 2007. Investors are cautioned that any such forward-looking statements are not guarantees of Versant’s future performance and involve significant risks and uncertainties.  There are many important factors and risks that could cause our actual results to differ materially from those anticipated in the forward-looking statements. These factors, risks and uncertainties include, without limitation: our inability to achieve revenue expectations or projected net income levels as a result of delays in the sales cycle for our products and services or failures to close key sales transactions; changing market demands or perceptions of our products and technologies; failure to develop new customers; the fact that our results of operations are highly dependent on sales of our Versant Object Database product; the possibility that the amount of future contingent earn-out payments from the sale of our WebSphere consulting practice assets will fall below our estimates; the performance of our resellers; the possibility that existing value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; potential reductions in the prices we charge for our products and services due to competitive conditions; legal and potential other costs associated with a pending litigation in which one of our customers is seeking indemnification from the Company for alleged infringement of intellectual property rights asserted by a third party; and the Company’s ability to successfully manage its costs and operations and maintain adequate working capital. The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-K for the year ending October 31, 2006, its Quarterly Reports on Form 10-Q for the quarters ending January 31, 2007 and April 30, 2007 and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries.

Conference Call Information

Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date:	Tuesday, August 28, 2007
Time:	1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US:	1-888-562-3654
International:	1-973-582-2703
Conference ID:	9164267

Internet Simulcast*:	http://viavid.net/dce.aspx?sid=0000448A

*Windows Media Player needed for simulcast. Simulcast is voice only.

Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650)232-2416.

A replay of the conference call will be available until September 4, 2007

Replay number US: 1-877-519-4471
International Replay number: 1-973-341-3080
Replay Pass Code**: 9164267

** Enter the playback pass code to access the replay

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	July 31,	October 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$14,492	$8,231
Trade accounts receivable, net of allowance for doubtful accounts of $70 and $62 at July 31, 2007 and October 31, 2006, respectively	3,605	2,885
Other current assets	812	782
Total current assets	18,909	11,898

Property and equipment, net	774	385
Goodwill	6,720	6,720
Intangible assets, net	960	1,196
Other assets	105	62
Total assets	$27,468	$20,261

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$257	$154
Accrued liabilities	2,477	2,363
Deferred revenues	3,718	3,083
Deferred rent	5	99
Total current liabilities	6,457	5,699

Deferred revenues	649	742
Deferred rent	32	—
Long-term capital lease obligations	7	28
Total liabilities	7,145	6,469

Stockholders’ equity:
Common stock, no par value	95,806	95,089
Accumulated other comprehensive income, net	789	521
Accumulated deficit	(76,272)	(81,818)
Total stockholders’ equity	20,323	13,792
Total liabilities and stockholders’ equity	$27,468	$20,261

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	July 31,	July 31,	July 31,	July 31,
	2007	2006	2007	2006
Revenues:
License	$2,925	$1,934	$9,373	$6,192
Maintenance	2,225	1,730	6,019	4,820
Professional services	98	91	197	1,148
Total revenues	5,248	3,755	15,589	12,160

Cost of revenues:
License	73	43	215	205
Amortization of intangible assets	79	79	237	237
Maintenance	377	330	1,153	1,059
Professional services	33	84	93	709
Total cost of revenues	562	536	1,698	2,210

Gross profit	4,686	3,219	13,891	9,950

Operating expenses:
Sales and marketing	877	669	2,511	2,380
Research and development	785	723	2,497	2,294
General and administrative	1,039	860	3,342	2,783
Restructuring	—	—	—	218
Total operating expenses	2,701	2,252	8,350	7,675

Income from operations	1,985	967	5,541	2,275
Outside shareholders’ income from Variable Interest Entity	—	—	—	138
Interest and other income, net	116	43	358	90
Gain on disposal of Variable Interest Entity	—	—	—	131
Income from continuing operations before taxes	2,101	1,010	5,899	2,634
Net provision for income taxes	228	93	585	275
Net income from continuing operations	1,873	917	5,314	2,359
Gain from sale of discontinued operations, net of income taxes	—	—	—	468
Net income from discontinued operations, net of income taxes	61	91	232	113
Net income	$1,934	$1,008	$5,546	$2,940

Basic income per share:
Net income from continuing operations	$0.51	$0.25	$1.47	$0.66
Net income from discontinued operations, net of income tax	$0.02	$0.03	$0.06	$0.16
Net income per share, basic	$0.53	$0.28	$1.53	$0.82

Diluted income per share:
Net income from continuing operations	$0.50	$0.25	$1.44	$0.66
Net income from discontinued operations, net of income tax	$0.02	$0.03	$0.06	$0.16
Net income per share, diluted	$0.52	$0.28	$1.50	$0.82

Shares used in per share calculation:
Basic	3,648	3,573	3,624	3,564
Diluted	3,734	3,579	3,696	3,573

Non-cash stock-based compensation included in the above expenses:
Cost of revenues	$16	$6	$45	$31
Sales and marketing	$24	$11	$64	$31
Research and development	$9	$21	$28	$58
General and administrative	$52	$21	$133	$60